Underlying supplement no. 1020 To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement No. 333-134553 Dated October 30, 2007 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Basket Consisting of the S&P 500® Index (SPX), Nikkei 225SM Index (NKY), the Dow Jones EURO STOXX 50® Index (SX5E) and the Hang Seng® Index (HSI)

General

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Lehman Brothers Holdings Inc. may from time to time offer and sell notes linked to a basket of indices. This underlying supplement no. 1020 describes the Basket of the S&P 500® Index, the Nikkei 225SM Index, the Dow Jones EURO STOXX 50® Index and the Hang Seng® Index which we refer to in this underlying supplement as Basket Indices. The specific terms for each series of notes will be included in a product supplement. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes. We refer to such term sheets and pricing supplements generally as terms supplements. You should read the base prospectus, the MTN prospectus supplement, the relevant product supplement and any other related prospectus supplement, term sheet or pricing supplement, including the description of the Basket of the S&P 500® Index, the Nikkei 225SM Index, the Dow Jones EURO STOXX 50® Index and the Hang Seng® Index set forth in this underlying supplement, carefully before you invest in the notes. Any terms used herein but not defined herein shall have the meaning given to them in the base prospectus, the MTN prospectus supplement or relevant product supplement or terms supplement. This underlying supplement may not be used to sell securities unless accompanied by the base prospectus, the MTN prospectus supplement, the relevant product supplement and all relevant terms supplements.

Investing in notes linked to the Basket consisting of the S&P 500® Index, the Nikkei 225SM Index, the Dow Jones EURO STOXX 50® Index and the Hang Seng® Index involves a number of risks. See “ Risk Factors” beginning on page US-1 in this underlying supplement no. 1020, “Risk Factors” in the relevant product supplement and “Key Risks” in the relevant terms supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this underlying supplement no. 1020, the accompanying base prospectus and MTN prospectus supplement, the relevant product supplement and the relevant terms supplements. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

October 30, 2007

“Standard & Poor’s®,” “S&P®,” “S&P 500®” and “Standard & Poor’s 500®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the S&P 500® Index, are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

“Nikkei SM” and “Nikkei 225SM” are the service marks of Nikkei Inc. and will be licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the Nikkei 225SM Index, are not sponsored, endorsed, sold or promoted by Nikkei Inc., and Nikkei Inc. makes no representation regarding the advisability of investing in the notes.

“Dow Jones EURO STOXX 50®” and “STOXX®” are trademarks of STOXX Limited and have been licensed for certain purposes by Lehman Brothers Holdings Inc. The notes, linked to the performance of the Dow Jones EURO STOXX 50® are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the notes.

“Hang Seng® “ is a trademark of Hang Seng Data Services, which has licensed its compilation and publication to HSI Services Limited, and has been licensed for certain purposes by Lehman Brothers Holdings Inc. The notes are not sponsored, endorsed, sold or promoted by HSI Services Limited, and HSI Services Limited makes no representation regarding the advisability of investing in the notes.

This underlying supplement no. 1020 together with the relevant terms supplements, the relative product supplement and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes and supersede all prior or contemporaneous oral statements concerning the notes. In making your investment decision, you should rely only on this underlying supplement no. 1020, the information contained or incorporated by reference in the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in this underlying supplement no. 1020, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement may only be accurate as of the dates of each of these documents, respectively.

The notes described in this underlying supplement no. 1020, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This underlying supplement no. 1020, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this underlying supplement no. 1020, the relevant terms supplements, the relevant product supplement and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

US-i

RISK FACTORS

Your investment in notes linked to the Basket consisting of the S&P 500® Index, the Nikkei 225SM Index, the Dow Jones EURO STOXX 50® Index and the Hang Seng® Index will involve certain risks. Investing in the notes is not equivalent to investing directly in any of the component stocks of the S&P 500® Index, the Nikkei 225SM Index, the Dow Jones EURO STOXX 50® Index or the Hang Seng® Index. You should consider carefully the following discussion of risks before you decide that an investment in notes linked to the Basket is suitable for you.

The amount payable at maturity will not be adjusted, unless otherwise specified in the relevant terms supplement, for changes in exchange rates that might affect the Nikkei 225SM Index, the Dow Jones EURO STOXX 50® Index and the Hang Seng® Index.

Although the stocks composing the Nikkei 225SM Index, the Dow Jones EURO STOXX 50® Index and the Hang Seng® Index are traded in currencies other than U.S. dollars, and the notes, are denominated in U.S. dollars, the amount payable on the notes at maturity will not be adjusted, unless otherwise specified in the relevant terms supplement, for changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks composing the Nikkei 225SM Index, the Dow Jones EURO STOXX 50® Index and the Hang Seng® Index are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the amount payable on the notes at maturity. The amount we pay in respect of the notes on the maturity date, if any, will be determined solely in accordance with the procedures described in the relevant product supplement.

Each publisher may adjust its Index in a way that affects its level and adversely affects the value of your note, and each publisher has no obligation to consider your interests.

Standard & Poor’s (“S&P”), a division of The McGraw-Hill Companies, Inc. and the publisher of the S&P 500® Index, is responsible for calculating and maintaining the S&P 500® Index. Nikkei Inc. is responsible for calculating and maintaining the Nikkei 225SM Index. STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange, is responsible for calculating and maintaining the Dow Jones EURO STOXX 50® Index. HSI Services Limited is responsible for calculating and maintaining the Hang Seng® Index. We are not affiliated with S&P, Nikkei Inc., STOXX Limited or HSI Services Limited in any way (except for licensing arrangements discussed below in “The S&P 500® Index,” “The Nikkei 225SM Index,” “The Dow Jones EURO STOXX 50® Index” and “The Hang Seng® Index”) and have no way to control or predict their actions including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the S&P 500® Index, the Nikkei 225SM Index, the Dow Jones EURO STOXX 50® Index and the Hang Seng® Index.

Each of S&P, Nikkei Inc., STOXX Limited and HSI Services Limited can add, delete or substitute the stocks underlying its Index or make other methodological changes that could change the level of its Index. You should realize that the changing of companies included in any of the four Indices may affect such Index, and in turn the Basket, as a newly added company may perform significantly better or worse than the company or companies it replaces. Additionally, each of S&P, Nikkei Inc., STOXX Limited and HSI Services Limited may alter, discontinue or suspend calculation or dissemination of its Index. Any of these actions could affect the level of the Basket and adversely affect the value of your notes. Each of S&P, Nikkei Inc., STOXX Limited and HSI Services Limited has no obligation to consider your interests in calculating or revising its Index. See “The S&P 500® Index,” “The Nikkei 225SM Index,” “The Dow Jones EURO STOXX 50® Index” and “The Hang Seng® Index.”

Neither Lehman Brothers Holdings Inc. nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Basket Indices or the publishers of such Basket Indices contained in this underlying supplement or any public disclosure of information by such publishers. You, as an investor in the notes, should make your own investigation into the Basket Indices and the publishers of such Basket Indices.

We cannot control actions by the companies whose stocks or other equity securities are represented in the Basket.

We are one of the companies that are represented in the Basket, but we are not affiliated with any of the other companies whose stock is represented in the Basket. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Basket Indices or your notes. None of the money you pay us will go to any of the companies represented in the Basket and none of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

You will have no shareholder rights in issuers of stocks underlying the S&P 500® Index, the Nikkei 225SM Index, the Dow Jones EURO STOXX 50® Index or the Hang Seng® Index.

Investing in the notes is not equivalent to investing in the securities underlying the S&P 500® Index, the Nikkei 225SM Index, the Dow Jones EURO STOXX 50® Index or the Hang Seng® Index. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing the S&P 500® Index, the Nikkei 225SM Index, the Dow Jones EURO STOXX 50® Index or the Hang Seng® Index would have.

An investment in the notes is subject to risks associated with non-U.S. securities markets.

The stocks that constitute the Nikkei 225SM Index, the Dow Jones EURO STOXX 50® Index and the Hang Seng® Index have been issued by non-U.S. companies. Investments in securities indexed to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws or other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

Time differences between the cities where the component indices trade and New York City may create discrepancies in trading levels.

As a result of the time difference between the cities where the securities underlying the component indices trade and New York City (where the notes may trade), there may be discrepancies between the levels of the component indices and the trading prices of the notes. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the levels of the component indices remain unchanged for multiple trading days in New York City.

THE BASKET

The Basket will consist of the four Basket Indices, which will be substantially equally weighted unless otherwise specified in the relevant terms supplements. The level of the Basket will increase or decrease depending on the performance of the Basket Indices.

THE S&P 500® INDEX

We have derived all information contained in this underlying supplement no. 1020 regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the S&P 500® Index may be obtained at the S&P website (www.spglobal.com). Information contained in the S&P web site is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the S&P 500® Index at any time from the Bloomberg Financial Markets page “SPX <Index> <GO>“ or from the S&P website at www.spglobal.com.

S&P 500® Index Composition, Maintenance and Calculation

The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500® companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any Component Stock was calculated as the product of the market price per share and the number of the then-outstanding shares of such Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float-adjusted formula, and on September 16, 2005, the S&P 500® Index became fully float-adjusted. S&P’s criteria for selecting stocks for the S&P 500® Index will not be changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

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holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved halfway to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the S&P 500® Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted S&P 500® Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this underlying supplement, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Comments	Divisor Adjustment
Company added/ deleted	Net change in market value determines divisor adjustment.	Yes

Change in shares outstanding	Any combination of secondary issuance, share repurchase or buy back – share counts revised to reflect change.	Yes

Stock split	Share count revised to reflect new count. Divisor adjustment is not required since the share count and price changes are offsetting.	No

Spin-off	If spun-off company is not being added to the index, the divisor adjustment reflects the decline in index market value (i.e., the value of the spun-off unit).	Yes

Spin-off	Spun-off company added to the index, no company removed from the index.	No

Spin-off	Spun-off company added to the index, another company removed to keep number of names fixed. Divisor adjustment reflects deletion.	Yes

Change in IWF due to a corporate action or a purchase or sale by an inside holder.	Increasing (decreasing) the IWF increases (decreases) the total market value of the index. The divisor change reflects the change in market value caused by the change to an IWF.	Yes

Special Dividend	When a company pays a special dividend the share price is assumed to drop by the amount of the dividend; the divisor adjustment reflects this drop in index market value.	Yes

Rights offering	Each shareholder receives the right to buy a proportional number of additional shares at a set (often discounted) price. The calculation assumes that the offering is fully subscribed. Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid.	Yes

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend, both the stock price and number of shares outstanding are adjusted by S&P® so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Market Value”). In order that the level of the S&P 500® Index not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows, where “Old Divisor” is the Index Divisor before the corporate event and “Pre-Event Market Value” is the market value of the component stocks before the corporate event:

New Divisor	=	Old Divisor	x	Post-Event Market Value Pre-Event Market Value

Changes in a company’s shares outstanding of 5% or more due to mergers, acquisitions, public offerings, private placements, tender offers, Dutch auctions or exchange offers are made as soon as reasonably possible. All other changes of 5% or more (due to, for example, company stock repurchases, redemptions, exercise of options, warrants, subscription rights, conversion of preferred stock, notes, debt, equity participation units or other recapitalizations) are made weekly and are announced on Tuesdays for implementation after the close of trading on Wednesday. Changes of less than 5% are accumulated and made quarterly on the third Friday of March, June, September and December, and are usually announced two days prior.

IWFs are reviewed annually based on the most recently available data filed with various regulators and exchanges. Revised IWFs are applied on the third Friday of September. Changes in IWFs resulting from corporate actions which exceed 10 percentage points will be implemented as soon as possible; changes of less than 10 percentage points are implemented at the next annual review.

Discontinuation of the S&P 500® Index; Alteration of Method of Calculation

S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time in its sole discretion. If S&P discontinues publication of the S&P 500® Index and S&P or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “S&P 500® Successor Index”), then any Index closing level will be determined by reference to the level of such S&P 500® Successor Index at the close of trading on the NYSE, the AMEX, the NASDAQ National Market or the relevant exchange or market for the S&P 500® Successor Index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of an S&P 500® Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If S&P discontinues publication of the S&P 500® Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date as set forth in the relevant terms supplement, and the calculation agent determines, in its sole discretion, that no S&P 500® Successor Index is available at such time, or the calculation agent has previously selected an S&P 500® Successor Index and publication of such S&P 500® Successor Index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if S&P (or the publisher of any S&P 500® Successor Index) fails to calculate and publish a closing level for the S&P 500® Index (or any S&P 500® Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the S&P 500® Index or S&P 500® Successor Index, as applicable, last in effect prior to such discontinuation, or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the S&P 500® Index or S&P 500® Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the S&P 500® Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the S&P 500® Index or any Successor Index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the S&P 500® Index or an S&P 500® Successor Index, or the level thereof, is changed in a material respect, or if the S&P 500® Index or an S&P 500® Successor Index is in any other way modified so that the S&P 500® Index or such S&P 500® Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the S&P 500® Index or such S&P 500® Successor Index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the S&P 500® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the S&P 500® Index or such S&P 500® Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the S&P 500® Index or such S&P 500® Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500® Index or a S&P 500® Successor Index is modified so that the level of the S&P 500® Index or such S&P 500® Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the S&P 500® Index), then the calculation agent will adjust its calculation of the S&P 500® Index or such S&P 500® Successor Index in order to arrive at a level of the S&P 500® Index or such S&P 500® Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with S&P

Lehman Brothers Holdings Inc. has entered into a non-exclusive license agreement with S&P, which grants Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the S&P 500® Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s®, a division of The McGraw-Hill Companies, Inc., which we refer to as S&P. S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Lehman Brothers Holdings Inc. is the licensing of certain trademarks and trade names of S&P without regard to Lehman Brothers Holdings Inc. or the notes. S&P has no obligation to take the needs of Lehman Brothers Holdings Inc. or the holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS HOLDINGS INC., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500®, INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S®”, “S&P®” AND “S&P 500®” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY LEHMAN BROTHERS INC. AND SUB-LICENSED FOR USE BY LEHMAN BROTHERS HOLDINGS INC. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

THE NIKKEI 225SM INDEX

We have derived all information regarding the Nikkei 225SM Index contained in this underlying supplement no. 1020, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Nikkei Inc. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Nikkei 225SM Index may be obtained at the Nikkei SM website (www.nni.nikkei.co.jp). Information contained in the Nikkei SM website is not incorporated by reference in, and should not be considered part of, this underlying supplement or any terms supplement.

You can obtain the level of the Nikkei 225SM Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>“ or from the Nikkei SM website at www.nni.nikkei.co.jp.

Nikkei 225SM Index Composition and Maintenance

The Nikkei 225SM Index is a stock index calculated, published and disseminated by Nikkei Inc. that measures the composite price performance of selected Japanese stocks. The Nikkei 225SM Index, as of the date of this underlying supplement, is based on 225 underlying stocks (the “Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225SM Index) be included in the Nikkei 225SM Index.

The 225 companies included in the Nikkei 225SM Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials — Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods — Marine Products, Food, Retail, Services;

•	Materials — Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities — Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Nikkei 225SM Index Calculation

The Nikkei 225SM Index is a modified, price-weighted index (i.e., an Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 24.341 as of October 1, 2007 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225SM Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225SM Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225SM Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225SM Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225SM Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225SM Index immediately after such change) will equal the level of the Nikkei 225SM Index immediately prior to the change.

An Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by Nikkei Inc. Upon deletion of a stock from the Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei Inc.

A list of the issuers of the Underlying Stocks constituting the Nikkei 225SM Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the Nikkei 225SM Index. Nikkei Inc. first calculated and published the Nikkei 225SM Index in 1970.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225SM Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225SM Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei 225SM Index, and these limitations, in turn, may adversely affect the value of the notes.

Discontinuation of the Nikkei 225SM Index; Alteration of Method of Calculation

Nikkei Inc. has no obligation to continue to publish the Nikkei 225SM Index, and may discontinue publication of the Nikkei 225SM Index at any time in its sole discretion. If Nikkei Inc. discontinues publication of the Nikkei 225SM Index and Nikkei Inc. or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Nikkei 225SM Successor Index”), then any Index closing level will be determined by reference to the level of such Nikkei 225SM Successor Index at the close of trading on the TSE (2nd session) or the relevant exchange or market for the Nikkei 225SM Successor Index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a Nikkei 225SM Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If Nikkei Inc. discontinues publication of the Nikkei 225SM Index prior to, and such discontinuation is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Nikkei 225SM Successor Index is available at such time, or the calculation agent has previously selected a Nikkei 225SM Successor Index and publication of such Nikkei 225SM Successor Index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if Nikkei Inc. (or the publisher of any Nikkei 225SM Successor Index) fails to calculate and publish a closing level for the Nikkei 225SM Index (or any Nikkei 225SM Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Nikkei 225SM Index or Nikkei 225SM Successor Index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently composing the Nikkei 225SM Index or Nikkei 225SM Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Nikkei 225SM Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Nikkei 225SM Index or any Successor Index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Nikkei 225SM Index or a Nikkei 225SM Successor Index, or the level thereof, is changed in a material respect, or if the Nikkei 225SM Index or a Nikkei 225SM Successor Index is in any other way modified so that the Nikkei 225SM Index or such Nikkei 225SM Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the Nikkei 225SM Index or such Nikkei 225SM Successor Index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Nikkei 225SM Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Nikkei 225SM Index or such Nikkei 225SM Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Nikkei 225SM Index or such Nikkei 225SM Successor Index, as adjusted. Accordingly, if the method of calculating the Nikkei

225SM Index or a Nikkei 225SM Successor Index is modified so that the level of the Nikkei 225SM Index or such Nikkei 225SM Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Nikkei 225SM Index), then the calculation agent will adjust its calculation of the Nikkei 225SM Index or such Nikkei 225SM Successor Index in order to arrive at a level of the Nikkei 225SM Index or such Nikkei 225SM Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with Nikkei Digital Media, Inc.

Lehman Brothers Holdings Inc. will enter into a non-exclusive license agreement with Nikkei Digital Media, Inc. (“NDM”), who is exclusively licensed by Nikkei Inc. to sublicense the use of the Nikkei 225 SM Index to third parties. The license agreement will grant Lehman Brothers Holdings Inc. and certain of its affiliated or subsidiary companies a license, in exchange for a fee, to use the Nikkei 225SM Index in connection with certain securities, including the notes.

The license agreement between NDM and Lehman Brothers Holdings Inc. will provide that the following language must be stated in this prospectus supplement.

The notes are not in any way sponsored, endorsed or promoted by Nikkei Inc. Nikkei Inc. does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the Nikkei 225SM Index or the level of the Nikkei 225SM Index on any particular day or otherwise.

The Nikkei 225SM Index is compiled and calculated solely by Nikkei Inc. However, Nikkei Inc. shall not be liable to any person for any error in the Nikkei 225SM Index, and Nikkei Inc. shall not be under any obligation to advise any person, including any purchaser or vendor of the notes, of any error therein.

In addition, Nikkei Inc. gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225SM Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei 225SM Index.

“Nikkei” and “Nikkei 225SM” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Nikkei 225SM Index.

Our license agreement with NDM provides that Nikkei Inc. will assume no obligation or responsibility for use of the Nikkei 225SM Index by us or our affiliates.

THE DOW JONES EURO STOXX 50® INDEX

We have derived all information contained in this underlying supplement no. 1020 regarding the Dow Jones EURO STOXX 50® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited. The Dow Jones EURO STOXX 50® Index is offered and maintained by STOXX Limited. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Dow Jones EURO STOXX 50® Index, including the country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50® Index, may be obtained at the STOXX Limited web site (www.stoxx.com). Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 1020 or any terms supplement.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX Limited website at www.stoxx.com.

Dow Jones EURO STOXX 50® Index Composition and Maintenance

The Dow Jones EURO STOXX 50® Index was created by STOXX Limited, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Group. Publication of the Dow Jones EURO STOXX 50® Index began on February 28, 1998, based on an initial Dow Jones EURO STOXX 50® Index value of 1,000 at December 31, 1991.

The Dow Jones EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX® Index, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

The composition of the Dow Jones EURO STOXX 50® Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50® Index are made to ensure that the Dow Jones EURO STOXX 50® Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX® Index. A current list of the issuers that comprise the Dow Jones EURO STOXX 50® Index is available on the STOXX Limited website: www.stoxx.com.

The free float factors and weighting cap factors for each component stock used to calculate the Dow Jones EURO STOXX 50® Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. The weighting of a component stock is capped at 10% of the Dow Jones EURO STOXX 50® Index’s total free float market capitalization.

The Dow Jones EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Dow Jones EURO STOXX 50® Index Calculation

The Dow Jones EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50® Index value can be expressed as follows:

Index Level	=	free float market capitalization of the Dow Jones EURO STOXX 50 Index	x	1,000
adjusted base date market capitalization of the Dow Jones EURO STOXX 50® Index

The “free float market capitalization of the Dow Jones EURO STOXX 50® Index” is equal to the sum of the products of the closing price, number of shares, free float factor and weighting cap factor for each component stock as of the time the Dow Jones EURO STOXX 50® Index is being calculated.

The Dow Jones EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50® Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1) Cash dividend: Adjusted price = closing price – dividend announced by the company * (1 – withholding tax) Divisor: decreases	(2) Special cash dividend: Adjusted price = closing price – dividend announced by the company * (1 – withholding tax) Divisor: decreases

(3) Split and reverse split: Adjusted price = closing price * A/B New number of shares = old number of shares * B/A Divisor: no change	(4) Rights offering: Adjusted price = (closing price * A + subscription price * B) / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: increases

(5) Stock dividend: Adjusted price = closing price * A / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: no change	(6) Stock dividend of another company: Adjusted price = (closing price * A – price of other company * B) / A Divisor: decreases

(7) Return of capital and share consideration:

Adjusted price = (closing price – dividend announced

                            by company * (1-withholding tax)) *

                            A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(8) Repurchase shares / self tender:

Adjusted price = ((price before tender * old number

                            of shares ) – (tender price * number

                            of tendered shares)) / (old number of

                            shares - number of tendered shares)

New number of shares = old number of shares -

                                         number of tendered shares

Divisor: decreases

(9) Spin-off: Adjusted price = (closing price * A – price of spun-off shares *B) / A Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

•        Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

•        If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

– If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price

                            * C * (1 + B / A)) / ((A + B) * ( 1 + C / A))

New number of shares = old number of shares *

                                         ((A + B) * (1 + C / A)) / A

Divisor: increases

– If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription

                            price * C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares *

                                         ((A + C) * (1 + B / A))

Divisor: increases

– Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

Discontinuation of the Dow Jones EURO STOXX 50® Index; Alteration of Method of Calculation

STOXX Limited has no obligation to continue to publish the Dow Jones EURO STOXX 50® Index, and may discontinue publication of the Dow Jones EURO STOXX 50® Index at any time in its sole discretion. If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index and STOXX Limited or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Dow Jones EURO STOXX 50® Index (such index being referred to herein as a “EURO STOXX® Successor Index”), then any Index closing level will be determined by reference to the level of such EURO STOXX® Successor Index at the close of trading on the relevant exchange or market for the EURO STOXX® Successor Index on each relevant Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a EURO STOXX® Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If STOXX Limited discontinues publication of the Dow Jones EURO STOXX 50® Index prior to, and such discontinuance is continuing on, a Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no EURO STOXX® Successor Index is available at such time, or the calculation agent has previously selected a EURO STOXX® Successor Index and publication of such EURO STOXX Successor Index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if STOXX Limited (or the publisher of any Dow Jones EURO STOXX 50® Successor Index) fails to calculate and publish a closing level for the Dow Jones EURO STOXX 50® Index (or any Dow Jones EURO STOXX 50® Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones EURO STOXX 50® Index or EURO STOXX® Successor Index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Dow Jones EURO STOXX 50® Index or EURO STOXX® Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Dow Jones EURO STOXX 50® Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Dow Jones EURO STOXX 50 Index or any Successor Index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Dow Jones EURO STOXX 50® Index or a EURO STOXX Successor Index, or the level thereof, is changed in a material respect, or if the Dow Jones EURO STOXX 50® Index or a EURO STOXX® Successor Index is in any other way modified so that the Dow Jones EURO STOXX 50® Index or such EURO STOXX Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones EURO STOXX 50® Index or such EURO STOXX® Successor Index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Dow Jones EURO STOXX 50® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones EURO STOXX 50® Index or such EURO STOXX® Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Dow Jones EURO STOXX 50® Index or such EURO STOXX® Successor Index, as adjusted. Accordingly, if the method of calculating the Dow Jones EURO STOXX 50® Index or a EURO STOXX® Successor Index is modified so that the level of the Dow Jones EURO STOXX 50® Index or such EURO STOXX® Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Dow Jones EURO STOXX 50® Index), then the calculation agent will adjust its calculation of the Dow Jones EURO STOXX 50® Index or such EURO STOXX® Successor Index in order to arrive at a level of the Dow Jones EURO STOXX 50® Index or such EURO STOXX® Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with STOXX Limited

Lehman Brothers International Europe has entered into a non-transferable, non-exclusive license agreement with STOXX®, which grants Lehman Brothers Holdings Inc. and certain of its affiliates or subsidiaries a license, in exchange for a fee, to use the Dow Jones EURO STOXX 50® Index in connection with certain securities, including the notes.

The notes are not sponsored, endorsed, sold or promoted by STOXX Limited (including its affiliates) (collectively referred to as “STOXX Limited”). STOXX Limited has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to the notes. STOXX Limited makes no representation or warranty, express or implied to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the EURO STOXX 50® Index to track general stock market performance. STOXX Limited has no relationship to Lehman Brothers other than the licensing of the Dow Jones EURO STOXX 50® Index and the related trademarks for use in connection with the notes, which index is determined, composed and calculated by STOXX Limited without regard to Lehman Brothers or the notes. STOXX Limited has no obligation to take the needs of Lehman Brothers or the owners of the notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50® Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX Limited has no liability in connection with the administration, marketing or trading of the notes.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE USE OF THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THE LICENSING AGREEMENT BETWEEN LEHMAN BROTHERS AND STOXX LIMITED IS SOLELY FOR THEIR BENEFIT AND NOT FOR THE BENEFIT OF THE OWNERS OF THE NOTES OR ANY THIRD PARTIES.

“DOW JONES EURO STOXX 50®” AND “STOXX®” ARE TRADEMARKS OF STOXX LIMITED AND HAVE BEEN LICENSED FOR CERTAIN PURPOSES BY LEHMAN BROTHERS. THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY STOXX LIMITED, AND STOXX LIMITED MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF INVESTING IN THE NOTES.

THE HANG SENG® INDEX

We have derived all information contained in this underlying supplement no. 1020 regarding the Hang Seng® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, HSI Services Limited. The Hang Seng® Index is offered and maintained by HSI Services Limited. We have not independently verified such information. We make no representation or warranty as to the accuracy or completeness of such information.

Additional information concerning the Hang Seng® Index, including the country and industrial sector weightings of the securities included in the Hang Seng® Index, may be obtained at the HSI Services Limited web site (www.hsi.com.hk). Information contained in the HSI Services Limited website is not incorporated by reference in, and should not be considered a part of, this underlying supplement no. 1020 or any terms supplement.

You can obtain the level of the Hang Seng® Index at any time from the Bloomberg Financial Markets page “HSI <Index> <GO>“ or from the HSI Services Limited website at www.hsi.com.hk.

Hang Seng® Index Composition and Maintenance

The Hang Seng® Index is compiled, published and managed by HSI Services Limited, a wholly owned subsidiary of the Hang Seng® Bank, and was first calculated and published on November 24, 1969. The Hang Seng® Index is a market capitalization weighted stock market index of the Stock Exchange of Hong Kong (the “SEHK”). As of October 30, 2007 it consisted of 40 stocks listed on the SEHK that are grouped under Finance, Utilities, Properties and Commerce and Industry sub-indices.

Only companies with a primary listing on the main board of the SEHK are eligible as constituents of the Hang Seng® Index. Mainland China enterprises that have an H-share listing in Hong Kong are eligible for inclusion in the Hang Seng® Index when any one of the following conditions is met:

(1) the H-share company has 100% of its ordinary share capital in the form of H-shares which are listed on the SEHK;

(2) the H-share company has completed the process of share reform, with the result that there is no unlisted share capital in the country; or

(3) for new H-share initial public offerings, the company has no unlisted share capital.

To be eligible for selection in the Hang Seng® Index, a company:

(1) must be among those that constitute the top 90% of the total market value of all primary shares listed on the SEHK (market value is expressed as an average of the past 12 months);

(2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the SEHK (turnover is aggregated and individually assessed for eight quarterly sub-periods for the past 24 months); and

(3) should normally have a listing history of 24 months, or meet the requirements set out in the following guidelines:

For a newly listed large-cap stock, in order to be eligible for selection in the Index, the minimum listing time is required:

Average Market Level Rank at the Time of Review	Minimum Listing History
Top 5	3 Months
6-15	6 Months
16-20	12 Months
21-25	18 Months
Below 25	24 Months

From the eligible candidates, final selections are based on the following:

(1) the market value and turnover rankings of the companies;

(2) the representation of the sub-sectors within the Hang Seng® Index directly reflecting that of the market; and

(3) the financial performance of the companies.

Hang Seng® Index Calculation

As of September 2007, the Hang Seng® Index uses a freefloat-adjusted market capitalization weighting calculation methodology. Under this calculation methodology, the following shareholdings are viewed as strategic in nature and excluded for calculation: (1) shares held by strategic shareholders who individually or collectively control more than 30% of the shareholdings; (2) shares held by directors who individually control more than 5% of the shareholdings; (3) shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and (4) shares held by shareholders who individually or collectively represent more than 5% of the shareholdings in the company and with a publicly disclosed lock-up arrangement.

A Freefloat – Adjusted Factor, representing the proportion of shares that are free floated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the Hang Seng® Index and is updated half-yearly.

A Cap Factor of 15% on individual stock weightings is applied. A re-capping is conducted semi-annually to coincide with the regular update of the Freefloat - Adjusted Factor. Additional re-capping is performed upon constituent changes.

Discontinuation of the Hang Seng® Index; Alteration of Method of Calculation

HSI Services Limited has no obligation to continue to publish the Hang Seng® Index, and may discontinue publication of the Hang Seng® Index at any time in its sole discretion. If HSI Services Limited discontinues publication of the Hang Seng® Index and HSI Services Limited or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Hang Seng® Index (such index being referred to herein as a “Hang Seng® Successor Index”), then any Index closing level will be determined by reference to the level of such Hang Seng® Successor Index at the close of trading on the relevant exchange or market for the Hang Seng® Successor Index on each relevant Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement.

Upon any selection by the calculation agent of a Hang Seng® Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If HSI Services Limited discontinues publication of the Hang Seng® Index prior to, and such discontinuance is continuing on, a Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date or dates as set forth in the relevant terms supplement and the calculation agent determines, in its sole discretion, that no Hang Seng® Successor Index is available at such time, or the calculation agent has previously selected a Hang Seng® Successor Index and publication of such Hang Seng® Successor Index is discontinued prior to, and such discontinuation is continuing on, such Basket Valuation Date, Observation Date, Averaging Date, Review Date or other relevant date, or if HSI Services Limited (or the publisher of any Hang Seng® Successor Index) fails to calculate and publish a closing level for the Hang Seng® Index (or any Hang Seng® Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, then the calculation agent will determine the Index closing level for such date. The Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Hang Seng® Index or Hang Seng® Successor Index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a closing level for the index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Hang Seng® Index or Hang Seng® Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication or failure to calculate or publish the closing level of the Hang Seng® Index may adversely affect the value of the notes.

As used herein, “closing price” of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is not listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers Holdings Inc. pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings Inc.’s obligations under the notes. The “relevant exchange” for any security (or any combination thereof then underlying the Hang Seng® Index or any Successor Index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Hang Seng® Index or a Hang Seng® Successor Index, or the level thereof, is changed in a material respect, or if the Hang Seng® Index or a Hang Seng® Successor Index is in any other way modified so that the Hang Seng® Index or such Hang Seng® Successor Index does not, in the opinion of the calculation agent, fairly represent the level of the Hang Seng® Index or such Hang Seng® Successor Index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on each date on which the Hang Seng® Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Hang Seng® Index or such Hang Seng® Successor Index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Index closing level with reference to the Hang Seng® Index or such Hang Seng® Successor Index, as adjusted. Accordingly, if the method of calculating the Hang Seng® Index or a Hang Seng® Successor Index is modified so that the level of the Hang Seng® Index or such Hang Seng® Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Hang Seng® Index), then the calculation agent will adjust its calculation of the Hang Seng® Index or such Hang Seng® Successor Index in order to arrive at a level of the Hang Seng® Index or such Hang Seng® Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

License Agreement with HSI Services Limited

The Hang Seng® Index (the “Index”) is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark(s) and name(s) of the Index are proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index by Lehman Brothers in connection with the Securities, BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE SECURITIES OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF ANY OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF ANY OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF ANY OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO ANY OF THE INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of any of the Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by HSI Services Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG® DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR

REFERENCE TO ANY OF THE INDEX BY LEHMAN BROTHERS IN CONNECTION WITH THE SECURITIES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF ANY OF THE INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF ANY OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE SECURITIES OR ANY OTHER PERSON DEALING WITH THE SECURITIES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Securities in any manner whatsoever by any broker, holder or other person dealing with the Securities. Any broker, holder or other person dealing with the Securities does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI Services Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI Services Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.